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                                                                    Exhibit 99.1

                                NEWS RELEASE FOR
                                IMMEDIATE RELEASE

                            ZEMEX TERMINATES CONTRACT
                            WITH HECLA MINING COMPANY

TORONTO, ONTARIO - FEBRUARY 16, 2001 - ZEMEX CORPORATION (NYSE, TSE: ZMX) announced today that it had formally terminated its contract today with Hecla Mining Company (NYSE:HL), to purchase of Hecla's Kentucky-Tennessee Clay Company subsidiary. Zemex had previously notified Hecla that because of a material adverse change in K-T Clay's business, the conditions to Zemex's obligation to purchase K-T Clay had not been satisfied.

Richard Lister, president of Zemex Corporation, stated, "We regret that we were forced to take this action. K-T Clay would be a fine strategic acquisition for us, but the dramatic deterioration in K-T Clay's operating results after the time we agreed to purchase it left us no alternative." Mr. Lister further stated, "As Hecla had not taken steps to formally terminate the contract, we had hoped to restructure the transaction on a mutually satisfactory basis. Unfortunately this has not proven possible. As we are now in a position to terminate the contract we feel that we have no alternative but to do so. If the opportunity presents itself, we would reconsider the purchase of K-T Clay on a restructured basis."

Zemex Corporation is a diversified producer of industrial minerals and specialty products and, through its Alumitech division, reprocesses aluminum drosses with patented zero discharge technology. Zemex currently operates facilities across the United States and Canada. Its products are used in a variety of commercial applications and are sold throughout the United States, Canada and Europe.


For further information, please contact:   Richard Lister
                                           President and Chief Executive Officer
                                           (416) 365-5667

                                           Allen J. Palmiere
                                           Vice President and Chief Financial
                                           Officer
                                           (416) 365-8091

This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward statements include statements regarding the intent, belief or current expectation of the Corporation and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the Corporation.